Exhibit 99.1

FOR IMMEDIATE RELEASE:
March 12, 2007

GOLDEN CYCLE GOLD CORPORATION Announces a 1.1 million contained gold ounce ore reserve increase at year end 2006 at its joint venture in Cripple Creek, Colorado

Golden Cycle Gold Corporation (NYSE-Arca: GCGC) (“Golden Cycle” or the “Company”) is pleased to announce an increase of 1.1 million ounces in the reported ore reserve of its 33% owned joint venture, the Cripple Creek & Victor Gold Mining Company (“CC&V”), with AngloGold Ashanti (Colorado) Corporation.  The table, below, provides detail on the ore reserve and mineral resources from CC&V’s annual Ore Reserve Report as of December 31, 2006.  The total addition reflected in the December 31, 2006 Ore Reserve Report was 1,111,768 contained troy ounces of gold.  The mining depletion during the year 2006 was 572,728 contained troy ounces of gold.  The net increase reported in the Ore Reserve Report is 539,040 net contained troy ounces of gold.  CC&V has an active exploration program which added 232 drill holes, totaling 174,148 feet of largely reverse circulation drilling during the year 2006.  Ore reserve and resource estimates in the end of year report were remodeled using drill data as of May 31, 2006, less depletion, and therefore do not incorporate most of the drill information released in Golden Cycle’s news release of January 3, 2007.  The remodeling used additional drill data, new geologic information, updated economics, revised metallurgical recoveries and/or new modeling methods.  All ore reserves were modeled using a $550 per ounce gold price.  The total mineral resource was modeled using a $650 per ounce gold price.  The cutoff grades used for reserves and resources were at a recoverable cutoff of 0.007 opt and 0.005 opt, respectively.  Resource shells were changed from a $475 to a $650 Lerchs-Grossman envelope around the reserve pits.

	Cripple Creek / Victor District
	Ore Reserve

	Ore	Gold	Contained
	Tons	Ounces	Gold
	(000'S)	Per Ton	Ounces
Proven	102,995	0.027	2,797,639
Probable	39,237	0.027	1,044,836
Total Reserves, 2006	142,232	0.027	3,842,475

	Year-end 2006 Total Mineral Resource

	Ore	Gold	Contained
	Tons	Ounces	Gold
	(000'S)	Per Ton	Ounces
Measured	198,691	0.024	4,769,503
Indicated	105,445	0.022	2,297,496
Inferred Resources	15,556	0.017	266,498
	319,692	0.023	7,333,497

The above ore reserve does not include the estimated inventory of 551,340 recoverable troy ounces of gold which have been loaded on the valley leach facility for future recovery.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties.  The primary business of the Company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Ashanti (Colorado) Corp.  The Joint Venture manages Colorado’s major gold producing property, the Cresson mine, located in the Cripple Creek / Victor gold mining district.  Golden Cycle holds gold prospects in Humboldt County, Nevada, “Table Top”, and the “Sagittarius Alpha Realty” group in the Republic of the Philippines.  Golden Cycle Gold Corporation is listed on the NYSE-Arca Exchange, trading under the symbol “GCGC” (9,744,250 shares outstanding).

Except as otherwise stated, information related to the Cripple Creek & Victor Gold Mining Company has been derived from reports of the mine operator and is based on information available to Golden Cycle Gold Corporation as of the date of this release.  This press release includes forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from projected results.  These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined; continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations.  Please refer to a discussion of these and other factors in Golden Cycle Gold Corporation’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.  You should not place undue reliance on forward looking statements.   We undertake no obligation to update any forward-looking statement.

Source:  Golden Cycle Gold Corporation
R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013